Exhibit 99.1

México City

September 25, 2006

CONSENT OF BERTHA LETlCIA NAVARRO OCHOA

The undersigned hereby consents, pursuant to Rule 438 of the Securities Act of 1933, as amended to the references of her in the Prospectus of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., which is part of this Registration Statement on Form F-1 of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., with respect to her being elected as director of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. under the circumstances described therein.

/s/ Bertha Leticia Navarro Ochoa
Bertha Leticia Navarro Ochoa